SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2003

Encision Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr, Boulder, Colorado 80301

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 444-2600

(Former name of former address, if changed since last report)

Item 9.    Regulation FD Disclosure (including Item 12 information).

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information, which is intended to be furnished under Item 12, “Results of Operations and Financial Condition,” is being furnished under this Item 9, “Regulation FD Disclosure.”

On May 15, 2003, Encision Inc. issued a press release announcing if financial results for the fourth quarter ended March 31, 2003.  The text of the press release is set forth beginning on the following page.

Encision Reports FY 2003 Results; Record Revenue
& Net Income for 4th Quarter and Fiscal Year

Boulder, Colorado, May 15, 2003/BusinessWire/ – Encision Inc. (OTC Bulletin Board: ECSN.OB), a medical device company with patented surgical instruments that are emerging as a standard of care in minimally-invasive surgery, today reported record financial results for its fiscal year ended March 31, 2003.

The Company achieved net revenue for its fourth quarter ended March 31, 2003 of $1,904,000, a 28 percent increase over revenue of $1,492,000 for the quarter ended March 31, 2002.  The Company reported net income of $61,000 or $.01 per share for the current quarter which compares to a net loss of $68,000 or $.01 per share for last year’s fourth quarter.

Revenue for the fiscal year ended March 31, 2003 of $6,812,000 represented a 40 percent increase over the prior fiscal year’s revenue of $4,864,000.  Net income of $214,000 or $.04 per share for the current fiscal year compares to a net loss of $216,000 or $.04 per share for the prior fiscal year. Gross profit margin for FY 2003 improved to 59 percent compared to 57 percent in the prior fiscal year.

“Encision’s net income and positive cash flow for fiscal year 2003 is a significant milestone for the Company,” stated James A. Bowman, President and CEO of Encision.  “We achieved notable gains in the marketplace with our patented technology and this is reflected in our record financial results.”

“We converted one hundred twenty-four new hospitals to our AEM® Surgical Instruments during fiscal year 2003, increasing our installed base of customers by over fifty percent,” added Mr. Bowman.  “Approximately half of our new conversions in fiscal 2003 were from hospitals affiliated with group purchasing organizations, Novation and Premier, with whom we recently launched supplier agreements.”

“Independent endorsements for our proprietary technology and a solid business model provide market momentum and future growth potential,” said Mr. Bowman.  “We continue to have strong customer retention and on-going revenue from our installed base of hospitals using AEM technology.”

Encision also announced the appointment of Robert H. Fries to the Company’s Board of Directors effective June 15, 2003.  Mr. Fries is founder and President of FinanceVision Services, Inc. and has been a finance executive with a broad range of large and small companies.  Mr. Fries’ credentials include a Masters in Business Administration from St. John’s University, New York, a CPA and a Juris Doctorate degree.

Encision Inc. designs and manufactures innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:           Marcia McHaffie, Encision Inc., 303-444-2600 ext. 101, mmchaffie@encision.com

ENCISION INC.

Results of Operations

(Unaudited)

	For Year Ended March 31,
	2003	2002

Net Revenue	$6,812,000	$4,864,000
Cost of Revenue	2,772,000	2,106,000
Gross Profit	4,040,000	2,758,000
Gross Margin	59.3%	56.7%
Operating Expenses	3,832,000	2,989,000
Operating Income (Loss)	208,000	(231,000)
Net Income (Loss)	$214,000	$(216,000)
Net Income (Loss) per share, basic and diluted	$.04	$(.04)

	For Fourth Quarter Ended March 31,
	2003	2002

Net Revenue	$1,904,000	$1,492,000
Cost of Revenue	819,000	660,000
Gross Profit	1,085,000	832,000
Gross Margin	57.0%	55.7%
Operating Expenses	1,026,000	901,000
Operating Income (Loss)	59,000	(69,000)
Net Income (Loss)	$61,000	$(68,000)
Net Income (Loss) per share, basic and diluted	$.01	$(.01)

ENCISION INC.

Condensed Balance Sheets

(Unaudited)

	March 31, 2003	March 31, 2002

Cash and Cash Equivalents	$586,000	$501,000
Current Assets	2,524,000	2,245,000
Total Assets	2,933,000	2,413,000
Current Liabilities	927,000	641,000
Shareholders’ Equity	2,006,000	1,772,000
Total Liabilities and Shareholders’ Equity	$2,933,000	$2,413,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: May 22, 2003	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer